Exhibit 99.1

Worthington Industries To Purchase Rome Strip Steel

COLUMBUS, OH – January 14, 2015 – Worthington Industries, Inc. (NYSE: WOR) today announced that it has signed an agreement to acquire the business of Rome Strip Steel Company, Inc.  Rome manufactures cold rolled strip steel to extremely tight tolerances, primarily for the automotive industry.  The transaction is expected to be completed later this month.

“Rome is one of the best in the industry with a culture similar to Worthington,” said Geoff Gilmore, president of Worthington Industries Steel Processing. “The addition of Rome will expand our ability to process close-tolerance material with custom surface finishes and increase our overall production capacity.  This acquisition supports our strategy to focus our growth on high value-added products.”

Rome Strip Steel is located in Rome, N.Y., with a warehouse facility in Walhalla, S.C., and employs 130 people.  In business since 1926, Rome’s capabilities include rolling, annealing and slitting a wide range of cold rolled alloy, high carbon, low carbon close tolerance strip steels and various grades of high and low strength alloy steels.  The addition of Rome will expand the Company’s cold rolled strip steel production capacity to three facilities including Columbus and Cleveland, Ohio.  Rome’s 2013 sales were approximately $70 million.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 83 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.